NEWS RELEASE

              First Chester County Corporation Reports Earnings for
                               Second Quarter 2007

     West Chester,  PA. July 27, 2007 First  Chester  County  Corporation  (OTC:
FCEC), parent company of First National Bank of Chester County (the "Bank"), announced first quarter net income of $1.78 million for the three-months ended June 30, 2007 compared to $2.08 million for the three-months ended June 30, 2006. Basic earnings per share for the three months ended June 30, 2007 and June 30, 2006 was $0.34 and $0.40, respectively. Diluted earnings per share for the three months ended June 30, 2007 and June 30, 2006 was $0.34 and $0.40, respectively. Net income for the six months ended June 30, 2007 was $3.15 million as compared to $3.93 million during the same period in 2006. Basic earnings per share for the six months ended June 30, 2007 and 2006 was $0.61 and $0.76, respectively. Diluted earnings per share for the six months ended June 30, 2007 and 2006 was $0.60 and $0.75, respectively.

     The decrease in net income for the three and six months ended June 30, 2007 compared to the same periods in 2006, was primarily the result of a decrease in net interest income combined with an increase in non-interest expense, offset in part by an increase in non-interest income. In addition, two significant events occurred during the second quarter of 2007, which include the sale of a loan that had been on non-accrual status and accelerated amortization of issuance costs related to the early redemption of debentures.

     "Management is acutely aware of the need for expense control in this environment of a flattened yield curve, increased competitive pricing and stronger consumer demand for higher interest-bearing deposit accounts. In addition, we continue to focus on fee income opportunities particularly in areas where we have a competitive market advantage," said Kevin C. Quinn, First National's President.


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


     During the three and six months ended June 30, 2007, interest expense increased, when compared to the same periods in 2006, due to growth in interest-bearing deposit balances combined with an overall rise in the cost of funds and a shift in the deposit mix to higher cost deposits. Deposits grew 8.6% or $63.1 million from $731.1 million at June 30, 2006 to $794.2 million at June 30, 2007. The increase in interest expense was also due to a $161 thousand charge to interest expense recorded in the second quarter of 2007. The charge was for accelerated amortization of issuance costs related to the July 2007 early redemption of $5.2 million of debentures that were issued by First Chester County Corporation. The redemption of the debentures was coordinated with a new $5.2 million issuance on June 29, 2007. The new issuance bears an interest rate of 3 month LIBOR plus 140 basis points while the redeemed issuance had an interest rate of 3 month LIBOR plus 365 basis points.

     The increase in interest expense during the three and six months ended June 30, 2007 was partially offset by an increase in interest income. Interest income for the three and six months ended June 30, 2007 benefited from continued growth in the loan portfolio and from increases in interest rates on the variable portion of our loan portfolio. Gross loans and leases grew 5.0% or $34.1 million from $686.4 million at June 30, 2006, to $720.5 million at June 30, 2007. Interest income for the second quarter of 2007 also includes the recognition of $282 thousand of income related to the sale of a $5.9 million loan that had been on non-accrual status.

     The increase in non-interest expense for the three and six months ended June 30, 2007 was primarily due to higher salaries and employee benefits expense, mainly due to a higher average employee headcount; specifically, staffing for new branches as well as new key employees in the Wealth Management Division, commercial lending and leasing areas.

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

     The increase in non-interest income for the three and six months ended June 30, 2007 was primarily due to higher Wealth Management revenue combined with higher service fee income on deposit accounts. The increase in non-interest income was also caused by a $225 thousand gain recorded in the second quarter of 2007 related to the sale of the $5.9 million loan that was previously mentioned.

     Total assets increased $79.5 million or 9.1% from December 31, 2006 and total deposits increased $69.5 million or 9.6% for the same period. Gross loans and leases increased $26.2 million or 3.8% for the six month period ended June 30, 2007 from December 31, 2006. Period end deposits benefited from a $45 million deposit from one depositor that was subsequently withdrawn on the first business day of July 2007.

     The Corporation has not recorded a provision for loan and lease losses since the first quarter of 2006, when it recorded a provision for loan and lease losses of $3 thousand. Management's determination of the appropriate amount to record as a provision for loan and lease losses follows an evaluation of the adequacy of the Corporation's allowance for loan and lease losses and the quality of the Corporation's loan and lease portfolio. The allowance for loan and lease losses as a percentage of loans at June 30, 2007 was 1.12% compared to 1.18% and 1.20% at December 31, 2006 and June 30, 2006, respectively. The percentage of non-accrual loans to gross loans was .17% at June 30, 2007 as compared to 1.05% and 1.04% at December 31, 2006 and June 30, 2006, respectively. The decline in the non-accrual loans to gross loans percentage is mainly due to a decline in the overall non-accrual loan balance which decreased $6.0 million from $7.3 million at December 31, 2006 to $1.2 million at June 30, 2007. The decline was mainly due to the sale of the $5.9 million non-accrual loan previously mentioned. The loan had been on non-accrual status since November 2004.

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

     "We are extremely pleased with the favorable settlement of the $5.9 million loan that has been on non-accrual status. In addition to the earnings impact, the sale of this loan resulted in a large reduction in our non-accrual loan balances. The June 30, 2007 non-accrual to gross loan percentage of .17% reflects the current credit quality of our loan portfolio," said John A. Featherman, III, First National's Chairman and CEO.


     The First National Bank of Chester County is the largest independent national bank headquartered in Chester County and provides quality financial services to individuals, businesses, governmental entities, nonprofit organizations, and community service groups.

     Please refer to the attached financial data for further details.


     This release may contain  forward-looking  statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on current intentions and expectations. However, because such statements pertain to future events and circumstances, any of the statements could prove to be inaccurate. Therefore, there can be no assurance that the forward-looking statements contained in this release will prove to be accurate. Additional information that could cause future events to vary materially from the results anticipated may be found in the Corporation's most recent Form 10-K and other reports filed with the Securities and Exchange Commission. Furthermore, the Corporation disclaims any obligation or intent to update any such factors or forward-looking statements in light of future events and developments. First Chester County Corporation has 5,175,626 shares outstanding and is traded in the over-the-counter market under the symbol of "FCEC." For more information, please contact the Bank's Shareholder Relations Department at 484-881-4141 or visit our interactive website at www.1nbank.com.


See attached data schedule for additional information.

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                        First Chester County Corporation
                       SELECTED FINANCIAL DATA (unaudited)


(Dollars in thousands, except per share data)




SELECTED FINANCIAL DATA                             JUNE 30,        December 31,
                                                2007       2006         2006
                                                ---------------     ------------

Total assets                                  $951,624   $875,091     $872,094
Gross loans and leases                         720,530    686,387      694,343
Allowance for loan & lease losses                8,059      8,251        8,186
Total investment securities                     92,690     93,205       88,714
Deposits                                       794,206    731,119      724,668
Shareholders equity                             63,717     61,015       63,262
Average assets                                 886,490    858,333      857,213
Average equity                                  63,479     60,761       61,904
Non-accrual loans                                1,241      7,136        7,289

Financial Management Services
  Assets under management & custody *          566,031    527,830      562,952


STATEMENT OF INCOME                                      THREE MONTHS ENDED JUNE 30,       SIX MONTHS ENDED JUNE 30,
                                                            2007         2006                 2007          2006
                                                         ---------------------------       -------------------------


Interest income                                           $14,323      $13,064                 $27,846       $25,322
Interest expense                                            6,369        4,891                  12,192         9,025
                                                          -------      -------                 -------       -------

Net interest income                                         7,954        8,173                  15,654        16,297

Provision for loan and lease losses                             -            -                       -             3
                                                          -------      -------                 -------       -------
Net interest income after
  provision for loan and lease losses                       7,954        8,173                  15,654        16,294

          Wealth Management                                   961          900                   1,848         1,710
          Service charges on deposit accounts                 569          507                   1,107           960
          Investment securities gains (losses), net             -            -                       2           (80)
          Operating lease rental income                       316          278                     623           546
          Gain on the sale of fixed assets and OREO             -            9                       -            19
          Gains and fees on the sale of loans                 351           87                     414           165
          Other                                               638          644                   1,196         1,223
                                                          -------      -------                 -------       -------

          Non-interest income                               2,835        2,425                   5,190         4,543
                                                          -------      -------                 -------       -------

          Salaries and employee benefits                    4,893        4,139                   9,593         8,526
          Occupancy, equipment, and data processing         1,278        1,409                   2,632         2,760
          Depreciation expense on operating leases            261          242                     519           473
          Bank shares tax                                     160          155                     320           429
          Professional services                               482          439                     996           903
          Marketing                                           291          269                     529           371
          Other                                               936        1,031                   1,843         1,899

          Non-interest expense                              8,301        7,684                  16,432        15,361
                                                          -------      -------                 -------       -------

Income before income taxes                                  2,488        2,914                   4,412         5,476
                                                          -------      -------                 -------       -------

Income Taxes                                                  709          833                   1,258         1,549
                                                          -------      -------                 -------       -------

Net Income                                                $ 1,779      $ 2,081                 $ 3,154       $ 3,927
                                                          ====================                 =====================


PER SHARE DATA

Net income per share (Basic)                              $  0.34    $  0.40                 $  0.61                  $  0.76
Net income per share (Diluted)                            $  0.34    $  0.40                 $  0.60                  $  0.75
Cash divided declared                                     $  0.1350  $  0.1350               $  0.2700                $  0.2700
Book value                                                $ 12.31    $ 11.81                 $ 12.31                  $ 11.81
Average bid/ask                                           $ 20.13    $ 21.80                 $ 20.13                  $ 21.80
Basic weighted average shares                           5,170,123    5,151,932               5,156,886                5,141,410
Diluted weighted average shares                         5,230,283    5,252,470               5,222,362                5,235,972


     * These assets are managed by the Wealth Management Division of the Bank and are not assets of the Bank or the Corporation.